Corporate Relations One Market, Spear Tower San Francisco, CA 94105 1-800-743-6397	Exhibit 99

July 2, 2009

CHRISTOPHER P. JOHNS IS NAMED PRESIDENT OF PACIFIC GAS AND ELECTRIC COMPANY

Promotion Elevates Parent Company’s CFO to Utility Unit’s Top Executive Post

(San Francisco, CA)  PG&E Corporation (NYSE:PCG) announced today that Christopher P. Johns, the Corporation’s Senior Vice President and Chief Financial Officer, has been selected to lead the company’s utility unit as President of Pacific Gas and Electric Company effective August 1, 2009.
As the utility subsidiary’s top executive officer, Johns will be responsible for all aspects of Pacific Gas and Electric Company’s business, including electric and gas operations, customer care, information technology, shared services and regulatory relations.
“Chris has consistently distinguished himself as an outstanding leader at PG&E,” said Peter A. Darbee, Chairman, CEO and President of PG&E Corporation. “Particularly in his role as Chief Financial Officer, Chris’ contributions have been integral to PG&E’s success in achieving results on behalf of its customers, shareholders and employees. His proven strength as a manager, combined with his firm commitment to our company and our values, make him an ideal candidate to lead Pacific Gas and Electric Company.”
Johns will continue to report directly to Darbee, who has been serving as the utility unit’s chief executive since mid-2008 in addition to his roles at the holding company. Johns’ promotion enables Darbee to devote more of his time to strategic issues in light of the significant evolution under way in the nation’s energy and environmental policies, which is defining new challenges and opportunities important to the company and its customers. Utility Chief Operating Officer Jack Keenan will continue to manage Pacific Gas and Electric Company’s operational activities, reporting directly to Johns.
Johns became Chief Financial Officer in 2005 and has helped lead the company’s implementation of one of the utility industry’s most extensive capital investment programs, as well as successful efforts to realize opportunities for greater efficiencies within the company’s operations. Recently, his organization has been highly successful in maintaining PG&E’s access to the capital markets amid the challenges of the global financial crisis.
  Kent M. Harvey, currently Senior Vice President and Chief Risk and Audit Officer, will succeed Johns as PG&E Corporation Chief Financial Officer.  Harvey’s principal duties will include overseeing all of the holding company’s finance, accounting, investor relations, risk management and audit functions. He will report directly to Darbee.
“Kent brings an invaluable breadth of experience and expertise in financial management to his new role,” said Darbee. “Most significantly, his strong track record of accomplishment includes having led successfully the Corporation’s risk and audit functions and having served as Chief Financial Officer for Pacific Gas and Electric Company. We are fortunate to have two such talented officers within PG&E to accept these critical leadership roles.”
PG&E also announced today that Nicholas Bijur, Senior Director, has assumed Johns’ responsibilities as Treasurer. Bijur previously was Assistant Treasurer.
Pacific Gas and Electric Company, a subsidiary of PG&E Corporation, is one of the largest combined natural gas and electric utilities in the United States. Based in San Francisco, with 20,000 employees, the company delivers some of the nation’s cleanest energy to 15 million people in northern and central California. For more information, visit pge.com/about